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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2009

GEORESOURCES, INC.
(Exact name of registrant as specified in its charter)

COLORADO	0-8041	84-0505444

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

110 Cypress Station Drive, Suite 220
Houston, Texas 77090
(Address of principal executive offices) (Zip Code)

(281) 537-9920
(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 7.01 REGULATION FD DISCLOSURE.

Through a press release dated July 7, 2009 and attached hereto as Exhibit 99.1, GeoResources, Inc. (the “Registrant”) announced that it received approval from its banks to increase its bank credit facility to $250 million with an initial borrowing base of $135 million.

This information herein and the exhibit attached hereto are furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing. By filing this report on Form 8-K and furnishing this information, the Registrant makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits:

The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	GeoResources, Inc. Press Release dated July 7, 2009.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORESOURCES, INC.

By:	/s/ Frank A. Lodzinski Frank A. Lodzinski, President

Date: July 10, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	GeoResources, Inc. Press Release dated July 7, 2009.

EXHIBIT 99.1

Contact:  Cathy Kruse
Telephone: 701-572-2020 ext 113
cathyk@geoi.net
     FOR IMMEDIATE RELEASE

GeoResources, Inc. Provides Bank Credit Facility Update
Borrowing base increased 35% with an extended term to October 2012

Houston, Texas – July 7, 2009 – GeoResources, Inc., (NASDAQ:GEOI), today provided an update regarding its bank credit facility.  The Company announced it has received definitive approval from its banks to increase the facility to $250 million with an initial borrowing base of $135 million.  In connection therewith, the Company expects to enter into a Second Amended and Restated Credit Agreement (“Credit Agreement”) with a term extending to October 16, 2012.  The Credit Agreement provides for interest rates at (a) LIBOR plus 2.25% to 3.00% or (b) the prime lending rate plus 1.25% to 2.00%, depending upon the amount borrowed.   The Credit Agreement also requires the payment of commitment fees to the lender in respect to the unutilized commitments.  The commitment rate is 0.50% per annum. The Credit Agreement is expected to close on or about July 13, 2009.  The participating banks include: Wachovia Bank, Comerica Bank, BBVA Compass, U.S. Bank, Frost Bank, Bank of Texas and Natixis.

At present, the Company’s outstanding long-term indebtedness totals $98 million of which $58 million was incurred in May 2009 in connection with significant acquisitions in the Giddings Field, Texas and the Bakken Shale Trend in the Williston Basin, North Dakota, as previously announced by the Company.

COMMENTS:
Frank A. Lodzinski, Chief Executive Officer of GeoResources, Inc.,  said, “Our recent acquisitions in the Giddings Field and in the Williston Basin (Bakken Shale) were closed with our credit facility. The acquired assets and other development activities resulted in additional reserves and production and therefore, additional borrowing capacity.  Accordingly, we are increasing our borrowing base to provide for incremental liquidity.  In addition, we took the opportunity to extend our facility and expand our bank group.  Designated commitments exceeded our requested borrowing base and discussions with our banks indicated our asset base could support a larger borrowing base.  However, we chose to mitigate fees and limit the facility to $135 million as, in the opinion of management, that amount provides for ample current liquidity.  We are pleased to have the support of a sound bank group, most of whom are well acquainted with us and have supported us in the past.”

Mr. Lodzinski further stated, “We believe our debt levels are quite manageable at approximately 41% of capitalization and, in addition, our costs of debt capital are reasonable for a company our size.  We believe the credit facility is more than adequate to allow the Company to proceed with its development and growth plans and, additional borrowing capacity is likely to be available to fund future acquisitions.”

About GeoResources, Inc.

GeoResources, Inc. is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, and development and exploration activities, currently focused in the Southwest, Gulf Coast and the Williston Basin.  For more information, visit our website at www.georesourcesinc.com.

Forward-Looking Statements
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  All statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, our Annual Report on Form 10-K/A for the year ended December 31, 2008, and any and all other documents filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein.  Interested persons are able to obtain free copies of filings containing information about GeoResources, without charge, at the SEC’s Internet site (http://www.sec.gov).